Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of SpringBig Holdings, Inc. on Form S-3 (FILE NO. 333-274009) and Form S-8 (FILE NO. 333-267011 and 333-272845) of our report dated April 1, 2024, except for Segments in Note 2 and Segment Reporting in Note 22, as to which the date is March 27, 2025, with respect to our audit of the consolidated financial statements of SpringBig Holdings, Inc. as of December 31, 2023 and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of SpringBig Holdings, Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, Florida

March 27, 2025